Exhibit 99.1

The St. Joe Company Reports First Quarter 2014 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--May 8, 2014--The St. Joe Company (NYSE: JOE) today announced pretax income of $509.9 million for the quarter ending March 31, 2014 as compared to pretax loss of $(2.5) million for the quarter ending March 31, 2013. Net Income for the first quarter 2014 was $403.0 million, or $4.37 per share compared to a Net Loss of $(2.5) million, or $(0.03) per share for the first quarter of 2013.

During the quarter, the Company completed its previously announced sale of approximately 380,000 acres of the Company’s non-strategic timberlands and rural land to AgReserves, Inc., for approximately $562 million, which included $200 million in the form of a timber note (the “AgReserves Sale”). The Company recorded earnings of $511.1 million before income taxes for the quarter ended March 31, 2014 as a result of this sale.

Subsequent to March 31, 2014, the Company monetized the timber note from the AgReserves Sale and received $165 million in cash, net of $15 million in costs, and expects to receive the remaining $20 million in 15 years upon maturity of the timber note.

In addition, on April 2, 2014, the Company completed its previously announced sale of the RiverTown community for (1) $24.0 million in cash, (2) $19.6 million in the form of a purchase money note, (3) the assumption, at closing, of the Company’s Rivers Edge Community Development District obligations ($11.0 million as of the date of closing) and (4) the post-closing obligation to purchase from the Company certain RiverTown community related impact fee credits, which the Company estimates at $20 million to $26 million over the five-year period as the RiverTown community is developed (most of which, the Company expects to receive at the end of that five-year period). The Company expects to record pretax income of approximately $26 million for the RiverTown sale in the second quarter of 2014.

As of March 31, 2014, the Company had cash, cash equivalents and investments of $519.2 million, compared to $168.9 million as of December 31, 2013. Subsequent to the monetization of the timber note and the closing of the RiverTown sale, the Company had cash, cash equivalents and investments of $710.7 million as of April 30, 2014.

First Quarter 2014 update includes:

  Total revenue for the quarter was $594.1 million.
  Excluding the AgReserves Sale, revenue for the first quarter of 2014 was $23.2 million compared to $26.8 million in the first quarter of 2013. The decrease was primarily related to the reduction in timber sales and a decline in the number of residential homesites sold in the quarter, partially offset by an increase in commercial real estate sales.
  Residential Real Estate revenue decreased from $7.8 million in the first quarter of 2013 to $5.7 million in the first quarter of 2014 due to timing of homesite closings and availability of completed lots. Margins increased from 36.8% in the first quarter of 2013 to 50.9% in the first quarter of 2014.
  Commercial Real Estate revenue increased from $0.2 million in the first quarter of 2013 to $2.4 million in the first quarter of 2014.
  Resorts, Leisure and Leasing Operations revenue decreased from $9.0 million in the first quarter of 2013 to $8.2 million in the first quarter of 2014. The decrease was a result of harsh weather in the first quarter of 2014 as well as the timing of spring break and the Easter holiday as compared to the first quarter of 2013.
  Timber revenue decreased from $9.7 million in the first quarter of 2013 to $8.1 million in the first quarter of 2014. The amount of timber harvested decreased due to the AgReserves Sale closing in March.

Park Brady, St. Joe’s Chief Executive Officer, said: “It was a transformational quarter for St. Joe. The completion of the AgReserves Sale and the subsequent sale of our RiverTown community strengthened the Company’s balance sheet.” Mr. Brady added, “We are optimistic that the real estate market is continuing to recover which we expect will allow us to benefit from improving land pricing. We are well positioned to take advantage of the recovery and other opportunities as they arise.”

FINANCIAL DATA

Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2014	2013
Revenues
Real estate sales	$577.8	$8.1
Resorts, leisure and leasing revenues	8.2	9.0
Timber sales	8.1	9.7
Total revenues	594.1	26.8
Expenses
Cost of real estate sales	62.0	5.1
Cost of resorts, leisure and leasing revenues	8.1	8.3
Cost of timber sales	3.9	6.0
Other operating expenses	4.4	2.9
Corporate expenses	4.1	4.4
Depreciation, depletion and amortization	2.1	2.3
Total expenses	84.6	29.0
Operating income (loss)	509.5	(2.2)
Other income (loss)	0.4	(0.3)
Income (loss) from operations before equity in loss from unconsolidated affiliates and income taxes	509.9	(2.5)
Equity in loss from unconsolidated affiliates	--	--
Income tax expense	106.9	--
Net income (loss)	403.0	(2.5)
Net income (loss) attributable to non-controlling interest	--	--
Net income (loss) attributable to the Company	403.0	$(2.5)
Net income (loss) per share attributable to the Company	$4.37	$(0.03)
Weighted average shares outstanding	92,292,913	92,284,265

Revenues by Segment ($ in millions)

	Quarter Ended March 31,
	2014	2013
Revenues:	5.7
Real estate sales
Residential	$5.7	$7.8
Commercial	2.4	0.2
AgReserves Sale and other	569.7	0.1
Total real estate sales	577.8	8.1
Resorts, leisure and leasing revenues	8.2	9.0
Timber sales	8.1	9.7
Total revenues	$594.1	$26.8

Debt Schedule ($ in millions)

	March 31, 2014	December 31, 2013
In substance defeased debt	$26.1	$26.3
Community Development District debt	6.5	11.5
Pier Park North joint venture – construction loan	16.8	6.4
Total debt	$49.4	$44.2

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended March 31,
	2014	2013

Employee costs	$2.5	$3.2
AgReserves Sale Severance	1.2	--
Pension	0.7	0.1
Property taxes and insurance	1.7	1.9
Professional fees	1.4	1.2
Marketing and owner association costs	0.5	0.4
Occupancy, repairs and maintenance	0.3	0.2
Other	0.2	0.3
Total other operating and corporate expense	$8.5	$7.3

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter of 2014 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding the Company’s business strategy, future operations, accounting treatment for the recent sale transactions and monetization, and the Company's expectations regarding the ultimate costs and benefits of the monetization transaction. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2014 and the other subsequent reports filed by the Company with the SEC, including, when filed, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (2) future regulatory or legislative actions, accounting changes or litigation that could adversely affect the Company; (3) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (4) the Company’s ability to identify and successfully implement new opportunities that are accretive to shareholders; (5) the Company’s ability to successfully estimate the impact of certain accounting and tax matters; (6) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy; (7) the risk that estimated balance of the timber note may not be paid or may result in less proceeds to the Company than expected; (8) the risk that the estimated impact fee credits contingent purchase price expected from purchases of impact fee credits by the purchaser of the RiverTown community may not be realized, may take longer to realize than expected, or may result in less proceeds to the Company than expected.

About The St. Joe Company

The St. Joe Company is a Florida-based real estate development and operating company. The Company owns land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2014, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com